Exhibit 10.1

May 15, 2018

Robert Drummond

3027 Preakness Court

Richmond, TX 77406

Dear Robert:

This letter memorializes the terms of your resignation as an employee and officer of Key Energy Services, Inc. (the “Company”), effective May 11, 2018 (the “Employment Termination Date”).

The Company hereby accepts your resignation as an employee and officer of the Company and waives the ninety (90) day notice period required under Section 5(c) of your Amended and Restated Employment Agreement, dated April 2016, between you and the Company and Key Energy Services, LLC (the “Employment Agreement”).

You and the Company hereby agree and acknowledge that, notwithstanding anything in your employment agreement or any equity-based award agreement to the contrary, effective as of the Employment Termination Date, (i) you shall continue to serve as a member of the Company’s board of directors (the “Board”) until such date as determined by the Board in its sole discretion, (ii) you shall be eligible to receive the same cash compensation for your Board service following the Employment Termination Date as is paid to other non-employee directors of the Board, provided that your 2018 Board compensation shall be prorated for the portion of the 2018 calendar year following the Employment Termination Date that you serve as a non-employee director, (iii) your unvested time-based and performance-based restricted stock units shall be forfeited as of the Employment Termination Date and any of your equity-based awards that are vested as of the Employment Termination Date shall continue to be subject to their applicable terms and conditions, (iv) you will have ninety (90) days following the Employment Termination Date to exercise your vested stock options in accordance with their terms, (v) in accordance with Section 5(g) of your Employment Agreement, within ten (10) days following the Employment Termination Date, the Company shall pay you any unpaid portion of your base salary through the Employment Termination Date, any accrued but unused vacation and any amounts for expense reimbursement and similar items that have been properly incurred prior to the Employment Termination Date in accordance with your Employment Agreement but not yet been paid, and (vi) due to your resignation, you will not be entitled to receive any severance benefits under your Employment Agreement or otherwise.

You further hereby agree and acknowledge that your confidentiality, non-competition and non-solicitation obligations under your Employment Agreement and any applicable equity-based award agreements continue to apply in accordance with their terms after the Employment Termination Date.

Except as set forth in this letter, the terms of your Employment Agreement and equity-based award agreements continue in full force and effect and are reaffirmed in all respects.

To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours, KEY ENERGY SERVICES, Inc.

By:	/s/ Marshall Dodson
Marshall Dodson
Senior Vice President, Interim Chief Executive Officer and Chief Financial Officer

AGREED AND ACKNOWLEDGED:

/s/ Robert Drummond
Robert Drummond

Date: May 15, 2018

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